As filed with the Securities and Exchange Commission on December 16, 2009
Registration Statement No. 333-125270

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST EFFECTIVE AMENDMENT NO. 2
TO FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
SUNAIR SERVICES CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Florida	59-0780772
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)
Sunair Services Corporation
1350 E. Newport Center Drive, Suite 201
Deerfield Beach, Florida 33442
(561) 208-7400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Sunair Services Corporation 2004 Stock Incentive Plan
Stock Option Agreements for:
Arnold Heggestad, Ph.D.
Gerard P. Laheney
Steven P. Oppenheim
John J. Hayes
(Full Title of Plan)
Sunair Services Corporation
1350 E. Newport Center Drive, Suite 201
Deerfield Beach, Florida 33442
(561) 208-7400
(Address, including zip code, and telephone number, including area code, of agent for service)

With Copies of Communications to:
Jason Davis, Esq.
Shuffield, Lowman, & Wilson, PA
1000 Legion Place, Suite 1700
Orlando, Florida 32802
(407) 581-9800
(Facsimile) (407) 581-9801
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 2 (“Post-Effective Amendment”) relates to the Form S-8 Registration Statement, Registration No. 333-125270, filed on May 26, 2005 (the “Registration Statement”), which registered an aggregate amount of 1,026,667 shares of common stock of Sunair Services Corporation (the “Company”) relating to the Company’s 2004 Stock Incentives Plan and the exercise of options granted pursuant to Stock Option Agreements with Arnold Heggestad, Ph.D., Gerard P. Laheney, Steven P. Oppenheim and John J. Hayes.
     On September 28, 2009, the Company, Massey Services, Inc. (“Massey”) and Buyer Acquisition Company, Inc. (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Company’s shareholders approved the Merger Agreement at a Special Meeting held on December 14, 2009 and the closing of the Merger was effectuated on December 16, 2009. Pursuant to the Merger Agreement, Merger Sub merged with and into the Company with the Company remaining as the surviving entity (the “Merger”) and the surviving entity becoming a wholly-owned subsidiary of Massey. The Articles of Merger were filed with the Florida Secretary of State and the Merger became effective on December 16, 2009.
     As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. This Post-Effective Amendment is being filed solely to deregister all of the Shares previously registered under the Registration Statement that remain unsold as of the date hereof and to terminate the effectiveness of the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act, Sunair Services Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on the 16th day of December, 2009.

SUNAIR SERVICES CORPORATION
By:	/s/ Harvey L. Massey
Harvey L. Massey
Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Harvey L. Massey, his true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including a Registration Statement filed pursuant to Rule 462 under the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Harvey L. Massey Harvey L. Massey	Chief Executive Officer and Director (principal executive officer)	December 16, 2009
/s/ Gwyn Elias Gwyn Elias	Chief Financial Officer and Vice President (principal financial officer and principal accounting officer)	December 16, 2009

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